Exhibit 10.1

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

FRAMEWORK COLLABORATIVE RESEARCH AGREEMENT

by

KEYGENE N.V.

and

22nd Century Group, Inc.

Page 1 of 27	April 3, 2019

FRAMEWORK COLLABORATIVE RESEARCH AGREEMENT

This Framework Collaborative Research Agreement (the “Agreement”), is made this 3rd day of April 2019 (“Effective Date”) by and between

1.	Keygene N.V., a company organized and existing under the laws of The Netherlands, having its registered office at Agro Business Park 90, 6708 PW Wageningen, The Netherlands, duly represented by its Managing Director, Dr. Arjen van Tunen, (hereinafter further referred to as “KeyGene”),

and

2.	22nd Century Group, Inc., a corporation organized and existing under the laws of State of Nevada in the United States of America, having its principal offices at 8560 Main Street, Suite 4, Williamsville, New York 14221, United States of America, duly represented by its President and Chief Executive Officer, Henry Sicignano III (hereinafter further referred to as “XXII”), with the parties also being hereinafter individually referred to as “Party” and collectively as “Parties”.

WHEREAS

(a)	XXII is a company active in, amongst others, the field of cannabis and hemp, and has proprietary expertise, knowledge and germplasm relating to cannabis and hemp;

(b)	KeyGene is a company active in the field of agricultural biotechnology, genomics and phenomics, and has proprietary expertise, knowledge and technologies for generating and analyzing molecular genetic and phenotypic data, molecular mutagenesis, lead discovery and lead validation, breeding tool and/or trait development;

(c)	XXII desires to retain KeyGene to perform certain research, consulting and advisory services for XXII, and KeyGene desires to perform such services; and

(d)	the Parties wish to set forth in writing the terms and conditions of their agreement with regard to rights and obligations of the Parties related to the services described herein.

NOW, THEREFORE, in consideration of the mutual premises and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto intending to be legally bound do hereby agree as follows:

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Article 1 – Definitions

In this Agreement the following terms, either in plural or in single form, have the following meanings:

1.1	Affiliate: means any entity directly or indirectly controlled by a Party, where, for the purposes of this definition “control” means the actual power, either directly or indirectly through one or more intermediaries, to determine the management and policy of an entity in a decisive way, whether through the direct or indirect ownership of more than fifty percent (50%) of the voting shares, or by contract or otherwise.

1.2	Biological Material: means any and all XXII proprietary germplasm and other biological material supplied by XXII to KeyGene for the execution of a Project.

1.3	Change of Control: means with regard to a Party any of the following: (i) such Party sells, leases or exchanges all or substantially all of its assets to any other person or entity; or (ii) at least fifty percent (50%) of the outstanding voting shares in such Party are sold to a third party; or (iii) any other event pursuant to which the persons or entities that Control such Party immediately prior to such event do no longer Control such Party immediately after such event. “Control” for this purpose means: owner or holder of fifty percent (50%) or more of the voting stock or other equity interest of the Party with the power to vote, or the power in fact to control the management decisions of such Party through the ownership of securities, or by contract, or otherwise.

1.4	Consultancy Services: means the expert assistance and general advice requested by XXII to be supplied by KeyGene to XXII in accordance with a PAS.

1.5	Contract Year: means each consecutive twelve (12) month period from the Effective Date or its applicable calendar year anniversary.

1.6	Exclusivity Period: means the period that XXII pays at least the Minimum Research Funding Amount during each Contract Year as Research Funding, not exceeding a period of seven (7) Contract Years; provided, however, that (i) the Exclusivity Period shall end immediately upon any termination of this Agreement (A) in accordance with Section 12.2 or (B) by KeyGene in accordance with Section 12.3 and (ii) upon any termination of this Agreement by XXII in accordance with Section 12.3, the Exclusivity Period shall continue through the end of the sixtieth (60) month after the Effective Date.

1.7	Field: means any and all use of, research regarding, and/or commercialization of hemp and/or cannabis (all versions and types of the genus Cannabis Sativa L plant), and/or any parts thereof, for any and all purposes, including but not limited to human, medical, agricultural, veterinary, therapeutic and other such purposes.

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1.8	KeyGene Background: means all protocols, methods, procedures, know-how, trade secrets, information, data (e.g. sequences), biological materials, software, technologies and/or combinations thereof, whether in electronic form or not and whether or not laid down in protocols, and all intellectual property rights related thereto, owned by, licensed in or otherwise in the possession of KeyGene (i) as of the Effective Date or (ii) after the Effective Date if discovered independently by KeyGene and not in furtherance of this Agreement, in each case which are required or may otherwise be useful for the performance of a specific Project.

1.9	KeyGene Identified Targets: means Results that constitute or are based on genes, alleles and other regulatory elements that are identified by KeyGene in the course of a Project (i.e. KeySeeQ output), other than publicly known regulatory elements. Non-KeyGene Identified Targets: means Results that constitute or are based on genes, alleles and other regulators that are publicly known regulatory elements.

1.10	Net Sales: means (i) the gross revenue received by XXII and its Affiliates from the sale of Project Technology Results, KeyGene Identified Targets, Non-KeyGene Identified Targets and/or products or services that incorporate, are based on or use Project Technology Results, KeyGene Identified Targets or Non-KeyGene Identified Targets, less (ii) returns, allowances or credits, rebates, excise, sales, use or value-added taxes or other fees imposed by government entities, tariffs, costs of packing, transportation and insurance, delivery charges, cash and trade discounts allowed, and import or export duties. KeyGene Net Sales: means (i) the gross revenue received by KeyGene and its Affiliates from the sale of Results and/or products or services that incorporate, are based on or use Results, less (ii) returns, allowances or credits, rebates, excise, sales, use or value-added taxes or other fees imposed by government entities, tariffs, costs of packing, transportation and insurance, delivery charges, cash and trade discounts allowed, and import or export duties.

1.11	License Income: means any and all gross revenue actually received by XXII and its Affiliates in consideration of the grant of a license in respect of the Project Technology Results, KeyGene Identified Targets and/or Non-KeyGene Identified Targets. License Income includes running royalties, upfront fees, annual fees and milestone fees actually paid by such licensee to XXII. It does not include any consideration paid to XXII or its Affiliates for research and development work or other non-commercial work with such licensee in connection with the grant of such license. KeyGene License Income: means any and all gross revenue actually received by KeyGene and its Affiliates in consideration of the grant of a sublicense in respect of the Results. KeyGene License Income includes running royalties, upfront fees, annual fees and milestone fees actually paid by such licensee to KeyGene. It does not include any consideration paid to KeyGene or its Affiliates for research and development work or other non-commercial work with such licensee in connection with the grant of such license.

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1.12	PAS or Project Approval Sheet or Statement of Work: means a written document a template of which is attached as Annex 1 to this Agreement, agreed to in writing by both Parties and to be attached to and incorporated in this Agreement, containing the following elements, if applicable:
(i)	the objective of the Project;
(ii)	the type of Project;
(iii)	a description of XXII Background and Biological Material and KeyGene Background to be contributed by the Parties to the extent needed to conduct the Project;
(iv)	the Project proposal or work plan, including milestones if applicable, and the intended deliverables as to expected Results;
(v)	a description of the consultancy to be rendered by KeyGene (if applicable);
(vi)	the R&D amounts and consultancy fee for the Project pursuant to Article 7; and
(vii)	the duration of the Project.

1.13	Project: means the research, development and/or consultancy activities to be performed by KeyGene, as further detailed in a PAS.

1.14	Project Technology Results: means (i) any and all protocols, methods, procedures, know-how, software, inventions, technologies and/or combinations thereof, whether in electronic form or not and whether or not laid down in protocols that (A) is developed, created and/or generated by KeyGene from the execution of a Project, (B) is applicable to the Field, and (C) is expressly a deliverable of a Project as further detailed in a PAS and/or is otherwise expressly agreed by the Parties prior to the commecement of a respective Project as being a Project Technology Result, unless otherwise agreed to in writing by the Parties after the commencement of a Project and (ii) any other protocols, methods, procedures or technologies that may be separately approved by the Steering Committee as Project Technology Results.

1.15	Research Funding: means the aggregate amounts payable by XXII to KeyGene under the Projects pursuant to Sections 7.1 (R&D amounts) and 7.2 (consultancy fees).

1.16	Residual Expertise: means protocols, methods, procedures, know-how, software, inventions, technologies and/or combinations thereof, whether in electronic form or not and whether or not laid down in protocols that (i) is developed, created and/or generated by KeyGene from the execution of a Project, (ii) is not specific to the Field, and (iii) is a generic crop technology that has general applicability outside the Field. Without limiting the foregoing and for the avoidance of doubt, Residual Expertise does not include Project Technology Results, KeyGene Identified Targets or Non-KeyGene Identified Targets.

1.17	Results: means any and all data (e.g., genotype data, expression data, transcriptomatics data, metabolomic data, and sequences), plant materials, information, biological materials, genes, plant varieties, maps, analysis, improvements, results, deliverables, discoveries, inventions, work product, , know-how and/or combinations thereof, whether in electronic form or not and whether or not laid down in protocols, and all intellectual property rights related thereto, (i) developed, created, resulting and/or generated from the execution of a Project, (ii) delivered by KeyGene to XXII under this Agreement (including any PAS), (iii) otherwise invented, reduced to practice, created, developed or made by KeyGene in the performance of the Consultancy Services and/or (iv) derived, generated, developed or propagated from any Biological Material, in each case excluding Residual Expertise and KeyGene Background. Results includes Project Technology Results.

Page 5 of 27	April 3, 2019

1.18	Steering Committee: has the meaning as defined in Article 5.

1.19	XXII Background: means all protocols, methods, procedures, know-how, trade secrets, information, data (e.g. sequences), Biological Material, software, technologies and/or combinations thereof, whether in electronic form or not and whether or not laid down in protocols, and all intellectual property rights related thereto, owned by, licensed in or otherwise in the possession of XXII (i) as of the Effective Date or (ii) after the Effective Date if discovered independently by XXII and not in furtherance of this Agreement, in each case which are required or may otherwise be useful for the performance of a specific Project.

Article 2 – Scope of the Agreement and Exclusivity

2.1	This Agreement describes the terms and conditions under which KeyGene will conduct mutually agreed research, services and/or consultancy in the Field.

2.2	During the Exclusivity Period, KeyGene and its Affiliates will not work with, provide any services to, provide any assistance or advise to, be engaged by, or provide any scientific information or deliverable to any third party in the Field. During the Exclusivity Period, KeyGene and its Affiliates will provide consulting services solely to XXII in the Field. For sake of clarity, KeyGene is entitled to conduct internal research in the Field during the Exclusivity Period for KeyGene’s internal knowledge, but not with or for any third party.

Article 3 – Initiation and execution of Projects

Initiation of the activities

3.1	Upon written request from XXII to initiate a new Project, and provided KeyGene has no obligations towards third parties preventing it from entering into such new Project, the Parties will promptly commence and diligently pursue good faith discussions with a view to executing a PAS covering such new Project. The Parties will aim to execute such PAS within three (3) months following such written request. During the Exclusivity Period, KeyGene agrees that KeyGene and its Affiliates will not enter into any agreements with or obligations towards any third party that would prevent KeyGene from entering into a new Project in the Field with XXII.

Page 6 of 27	April 3, 2019

3.2	All terms and conditions of this Agreement will start to apply to such new Project as of the latest signature date of the PAS which incorporates such PAS into this Agreement.

3.3	The first Projects to be conducted by KeyGene pursuant to and governed by this Agreement are attached hereto as Annex 2. Annex 2 will be updated from time to time with additional mutually agreed upon Projects.

3.4	In case of a conflict between the terms of this Agreement and any more specific terms included in any PAS attached hereto and incorporated in this Agreement, the more specific terms of the PAS shall prevail; provided, howevever, that notwithstanding anything contain in this Agreement of any PAS to the contrary, nothing in any PAS shall adversely affect XXII’s exclusive rights in the Field during the Exclusivity Period. In case of conflict between the terms of this Agreement and any PAS that is due to conflict of law, the terms of this Agreement shall prevail.

Performance of the activities

3.5	KeyGene shall use commercially reasonable efforts, including but not limited to the assignment of all necessary qualified personnel and all of its technology resources, and including where applicable and agreed, the KeyGene Background, to execute the activities assigned to it under each agreed Project substantially in accordance with the planning and objectives as described in the applicable PAS. KeyGene shall, furthermore, execute its activities under this Agreement in accordance with generally accepted scientific and ethical standards.

3.6	XXII shall supply to KeyGene the XXII Background and Biological Material required to execute each agreed Project in a timely and suitable manner as mutually agreed in writing by the Parties, all as described in the applicable PAS and as may be further expressly agreed in writing between the Parties.

3.7	KeyGene shall keep and maintain lab records documenting its activities and results pursuant to each agreed Project, in a manner that is appropriate for the purpose of protecting the intellectual property rights attaching to such results and for regulatory purposes and for the use of such information by XXII in XXII’s use of the Results in its scientific and/or commercial activities. Without limiting the foregoing, KeyGene will (i) promptly and fully inform XXII in writing of any Results setting forth in reasonable detail the nature of the Results, (ii) promptly deliver to XXII the Results, including without limitation a stand-alone software program, operating system and all data related to Results, which will be resident and fully operable on XXII’s or XXII’s designees computer server(s), together with any other software, files or tools, needed to fully access, search and use any such data (including without limitation any related genome annotations), (iii) cause all of KeyGene’s agents, owners, consultants, contractors, servants, representatives and employees to assign all right, title and interest in and to any and all Results to XXII, (iv) execute and deliver to XXII each document, instrument and other writing, and take any other action, reasonably requested by XXII to assist or facilitate XXII in protecting XXII’s interest in any Results (including, without limitation, assisting with XXII’s preparation of any patent, plant variety right, copyright or trademark application) or to vest all right, title and interest in Results in XXII, and (v) execute, acknowledge and deliver promptly to XXII such written instruments and do and cause to be done all matter of things and other acts as may be necessary, appropriate or convenient in the reasonable opinion of XXII to obtain, secure and maintain United States and/or foreign patents, United States and/or foreign plant variety rights, United States or foreign copyright registrations, or any other legal protections in any country (where reasonable out-of-pocket costs incurred by KeyGene in doing so will be reimbursed by XXII) and to vest the entire right, title and interest in the Results in XXII.

Page 7 of 27	April 3, 2019

3.8	KeyGene shall only be allowed to subcontract any part of its activities under this Agreement to a third party if such subcontractor and such subcontracted activity has been mutually agreed to in writing by the Parties in a PAS prior to KeyGene utilizing such third-party subcontractor, all as described in the applicable PAS, and further provided that KeyGene shall ensure that KeyGene’s subcontractor is obligated to and complies with all the intellectual property and confidentiality terms and conditions of this Agreement as if such subcontractor was a party to this Agreement; provided, however, that XXII acknowledges and agrees that KeyGene may freely subcontract any part of its activities under this Agreement to KeyGene’s Affiliates, including, without limitation, KeyGene’s U.S. subsidiary, KeyGene, Inc. KeyGene shall ensure that all subcontracts that may expose any subcontractor to Confidential Information, Biological Material and/or Results incorporate the terms and conditions of this Agreement, to the extent applicable, including, without limitation (i) each subcontractor’s level of service, systems, and control which must be at least as stringent as those required of KeyGene under this Agreement, and (ii) the terms and conditions of this Agreement relating to confidentiality, security and intellectual property ownership and rights. KeyGene will be solely liable for all acts and omissions by all subcontractors and third-parties utilized by KeyGene, including all costs, expenses, charges and other obligations of and/or to any such third-party. Any act or omission of any subcontractor or third-party utilized by KeyGene shall be deemed an act or omission of KeyGene. Any breach of these terms and conditions by its subcontractor will be regarded as a default by KeyGene itself.

Reporting & Supply of Deliverables

3.9	The Parties shall consult each other and discuss the progress of the Project(s) as often as necessary for reaching the objectives of the Project(s). Without prejudice to the generality of the foregoing, KeyGene shall provide a written progress report to XXII no less than every six (6) months and a final report within two (2) months upon completion of each Project (“Report”). Such consultation and reporting are hereby delegated to the Steering Committee.

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3.10	Delivery of Results which are biological material shall be done in compliance with applicable laws and regulations.

Article 4 – Consultancy

4.1	If Consultancy Services are expressly desired by XXII as set forth in a PAS, then the Steering Committee shall define the content and nature of such Consultancy Services. Such Consultancy Services may include but are not limited to general advice, the establishment of new project plans, the exchange of personnel at each other’s premises, and advice on strategies for protection of intellectual property rights.

4.2	Unless expressly agreed otherwise in writing, the Consultancy Services will be started by KeyGene as soon as possible after the signature date of the corresponding PAS in which XXII has expressly requested such Consulting Services.

4.3	Where necessary, KeyGene is entitled to replace employees it has assigned to perform the Consultancy Services without obtaining XXII’s advance permission to do so, provided however that KeyGene shall inform XXII thereof as soon as possible and that such replacement involves employees with equal or greater expertise and who are able the perform the Consultancy Services effectively.

4.4	KeyGene, in furnishing the Consultancy Services, will be acting as an independent contractor. Nothing in this Agreement shall create any relationship of agent and principal, partnership, or employer and employee between the Parties or between one of the Parties and the other Party’s employees.

Article 5 – Steering Committee

5.1	The Parties hereby establish a Steering Committee to identify, coordinate and supervise the Project(s), as well as the general collaboration between the Parties.

5.2	The Steering Committee consists of two (2) representatives of each Party. Each Party shall be entitled to appoint and withdraw its representative at its sole discretion. In the event a member of the Steering Committee is absent for a period of more than four (4) months, the Party with such absent representative shall appoint a substitute-representative on behalf of such Party.

5.3	The Steering Committee shall meet at least six (6) times per year, alternating in person or by means of telephone/videoconferencing. Meetings in persons shall be at the premises of either XXII’s offices or KeyGene’s United States offices in Maryland, except that KeyGene may elect not more than one time each Contract Year to conduct an in-person meeting at KeyGene’s office in The Netherlands, in all cases as mutually agreed by the Steering Committee. If meetings take place at the premises of XXII more than twice per year, the travel costs and accommodation costs of the KeyGene members of the Steering Committee shall be reimbursed by XXII.

Page 9 of 27	April 3, 2019

5.4	The Steering Committee shall be responsible for the coordination of the design and the follow up of the Project(s). The Steering Committee shall convene to discuss and recommend on any critical decision to be made in such Project(s).

5.5	During the meeting of the Steering Committee, the representatives of each Party shall describe the progress, milestones, planning and financial status of the Project(s), and any other aspects of all then ongoing issues related to the Project(s) or other interesting developments that are of relevance to both Parties, and potential new projects pursuant to Section 3.1.

5.6	The Steering Committee is not authorized to take binding decisions on behalf of the Parties, unless expressly agreed otherwise in writing by the Parties. The role of the Steering Committee shall be to advise the Parties.

Article 6 – Biological Material

6.1	XXII shall supply KeyGene with the Biological Material in the quantities mutually agreed upon by KeyGene and XXII as set out in the applicable PAS and on the delivery date as set out in the applicable PAS. XXII acknowledges that KeyGene can only start with the execution of its activities under the Project(s) once it has received the Biological Material and associated XXII Background that it requires to conduct its activities under the Project(s).

6.2	The Biological Material shall be supplied in a form mutually agreed upon by KeyGene and XXII as set out in the applicable PAS. XXII shall use commercially reasonable efforts to ensure that the Biological Material is of the condition for analysis and/or other agreed use as set out in the applicable PAS. In the event the Biological Material is not of the condition as set out in the applicable PAS as mutually determined by the Parties, then XXII shall as soon as possible supply proper Biological Material and KeyGene will postpone the execution of its activities under the affected Project(s) accordingly. In the event XXII is not able to supply the proper Biological Material as set out in the applicable PAS within a reasonable time frame and in accordance with the PAS, the Parties shall mutually agree in good faith whether to amend or to terminate the affected Project(s).

6.3	KeyGene shall use the Biological Material with caution and prudence, and with a degree of professional skill, sound practice and judgment normally exercised in any experimental work performed by recognized professionals in the field of research or testing of materials like the Biological Material. The Parties shall comply in all material respects with all laws and governmental rules, regulations and guidelines which are provided with and applicable to the import, export, inter-state transport, growing, use and disposition of the Biological Materials, and all of such Party’s other activities under this Agreement, including without limitation biosafety procedures. All expenses necessary and incurred in connection with complying with the applicable laws and regulations shall be the responsibility of the applicable Party. In no event shall either Party be liable for any use by the other Party (“Commercializing Party”) of the Biological Material or for any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) that may arise from or in connection with the Commercializing Party’s use, handling, storage, or disposition of the Biological Material.

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6.4	The Biological Material shall be used solely by employees of KeyGene (or KeyGene’s sub-contractors approved by XXII under this Agreement) who are involved in the Project(s). KeyGene will not give access to the Biological Material, any Results which comprise biological or tangible materials, any derivatives of Biological Material, and/or any portion thereof (collectively, the “Restricted Material”) to any person or entity, except KeyGene’s sub-contractors approved by XXII under this Agreement or those persons under KeyGene's direct supervision and control. KeyGene shall not, by action or inaction, give, cause or allow access to, make available, distribute, convey, transfer, sell or disclose by any means any Restricted Material to any third party without the prior written consent of XXII.

6.5	All expenses in connection with the supply of the Biological Material by XXII to KeyGene will be borne by XXII. XXII shall be responsible at XXII’s cost and expense for obtaining all necessary permits/approvals/licenses for the import/export of the Biological Material from/to KeyGene’s facilities/laboratories in the United States. KeyGene shall be responsible for any importation of the Biological Material to any KeyGene facilities outside of the United States, provided that XXII shall reimburse KeyGene for any pre-approved shipping costs for such Biological Materials that are transported by KeyGene outside of the United States.

6.6	XXII warrants that the Biological Material will meet the quality standards set forth in the applicable PAS, or XXII will inform KeyGene in advance of any deficiencies in the Biological Materials with respect to such standards. KeyGene will then decide if the Biological Material will be used in the Project(s) by KeyGene. Furthermore, XXII represents and warrants to KeyGene that XXII has all rights (including, if applicable, any necessary regulatory approvals and clearances) and title in the Biological Material necessary for the delivery to, and use by, KeyGene as contemplated by the PAS.

6.7	Unless expressly agreed otherwise in writing, KeyGene will return or, at XXII’s option, destroy all Restricted Material after completion or termination of the Project(s). All Restricted Material shall be the sole and exclusive property of XXII.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Article 7 – R&D Funding, Milestones, Minimum Commitment and Other Payments

R&D Funding and Consultancy Fees

7.1.	As remuneration for the activities executed by KeyGene in connection with each agreed Project pursuant to this Agreement, XXII shall pay to KeyGene the R&D amounts set out in the associated PAS, in each case which shall be due as follows unless otherwise mutually agree in the associated PAS: (i) [*] of the total amount due under the PAS will be paid by XXII to KeyGene at the commencement of the Project to which such PAS relates and (ii) the remaining [*] of the total amount due under the PAS will be paid by XXII to KeyGene within thirty (30) days after the Parties mutually agree that KeyGene has achieved the milestones set forth in Annex 3 attached to this Agreement, which are applicable to each Project, as may be further described in greater detail in the PAS for the Project (“Milestone Fees”).

7.2.	The remuneration for the Consultancy Services is on an hourly fee basis. The consultancy fee for the Consultancy Services will be negotiated as part of the relevant PAS. These rates are excluding travelling and other out-of-pocket expenses pre-approved in writing by XXII prior to being incurred and then actually incurred by KeyGene in the performance of the Consultancy Services, which shall be invoiced separately on a cost basis. All reimbursable expenses of KeyGene, including without limitation any travel expenses, must be preapproved in writing by XXII and no fees or expenses shall be paid by XXII unless agreed to in writing in advance of their incursion. Unless agreed otherwise in writing by the Parties, KeyGene may invoice the consultancy hours and expenses on a monthly basis. KeyGene reserves the right, once per calendar year, for the first time on the first anniversary of the Effective Date, to increase the hourly fee, which increase shall not be more than [*] per calendar year.

7.3.	Within sixty (60) days after the end of each Contract Year, KeyGene shall send a written overview of the amounts actually due from and/or paid by XXII for Projects and/or the Consultancy Services rendered by KeyGene and its Affiliates in such preceding Contract Year (“Actual Expenditure”).

Minimum Research Funding to maintain Exclusivity

7.4.	If and as long as XXII pays to KeyGene in Research Funding per Contract Year an aggregate amount of (i) no less than [*], less (ii) any Milestone Fees due to KeyGene upon the achievement of milestones identified for completion during such Contract Year but not yet completed through no fault of XXII under this Agreement and therefore not yet paid for such Contract Year pursuant to Section 7.1 (the “Minimum Research Funding Amount”), the Exclusivity Period and Section 2.2 shall apply (for a maximum of seven (7) Contract Years). If in any Contract Year the Research Funding is less than said Minimum Research Funding Amount, XXII has the right to pay the balance to KeyGene within thirty (30) days after receipt by XXII of the Actual Expenditure report from KeyGene for such Contract Year and, if such balance payment is made prior to the expiration of such thirty (30) day period, then the Exclusivity Period shall continue. In the absence of payment of such Minimum Research Funding Amount and/or payment of the balance for any Contract Year, the Exclusivity Period shall end on the day after the expiration of such thirty (30) day period.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Patent Milestones

7.5.	XXII shall be responsible for and shall solely control all intellectual property filings regarding the Results with legal counsel selected by XXII in XXII’s sole and absolute discretion. KeyGene will cooperate fully with XXII in such filing, prosecution, and maintenance.

7.6.	XXII will pay KeyGene [*] on the filing of each first patent application in a patent family (on a patent family by patent family basis) claiming, incorporating or otherwise based in material part on a KeyGene Identified Target or a Project Technology Result.

7.7.	XXII will pay KeyGene [*] on the granting of each first patent in a patent family (on a patent family by patent family basis) claiming, incorporating or otherwise based in material part on a KeyGene Identified Target or a Project Technology Result.

Royalties to KeyGene

7.8.	XXII will pay to KeyGene a royalty on Net Sales as follows:
i.	[*] of Net Sales of KeyGene Identified Targets, or products or services that incorporate, are based on, or otherwise make use of KeyGene Identified Targets;
ii.	[*] of Net Sales of Non-KeyGene Identified Targets, or products or services that incorporate, are based on, or otherwise make use of Non-KeyGene Identified Targets;
iii.	A royalty on Net Sales of Project Technology Results, or products or services that incorporate, are based on, or otherwise make use of Project Technology Results, in each case in the amount (if any) as may be mutually agreed by the Parties on a Project by Project basis in the applicable PAS.

7.9.	XXII will pay to KeyGene a royalty on License Income related to KeyGene Identified Targets and Non-KeyGene Identified Targets of [*] of such License Income. A Royalty on License Income related to Project Technology Results will be agreed on a Project by Project basis in the applicable PAS.

7.10.	If XXII would require a third party license to obtain or maintain freedom to operate to commercialize the Results, or otherwise require a license to be able to commercialize the Results without infringing third party rights, XXII may deduct such royalty from the royalty owed to KeyGene, provided that the resulting royalty payable to KeyGene by XXII shall never be less than [*] of the royalty otherwise owed to KeyGene. For the avoidance of doubt: this anti-stacking clause is only applicable when the commercialization of the Results as such would, in absence of a license, infringe third party intellectual property rights. If XXII would desire to commercialize the Results in a formulated form and/or in combination with a device or other product or in a special packaging, royalties payable by XXII for such formulation and/or other product and/or packaging are not deductible from royalties payable to KeyGene.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL TO INVESTORS AND (2) LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Royalties to XXII

7.11.	KeyGene will pay to XXII a royalty on KeyGene Net Sales as follows:
i.	[*] of KeyGene Net Sales of KeyGene Identified Targets, or products or services that incorporate, are based on, or otherwise make use of KeyGene Identified Targets;
ii.	[*] of KeyGene Net Sales of Results other than KeyGene Identified Targets and Project Technology Results, or products or services that incorporate, are based on, or otherwise make use of such Results (other than KeyGene Identified Targets and Project Technology Results);
iii.	A royalty on KeyGene Net Sales of Project Technology Results, or products or services that incorporate, are based on, or otherwise make use of Project Technology Results, in each case in the amount (if any) as may be mutually agreed by the Parties on a Project by Project basis in the applicable PAS.

7.12.	KeyGene will pay to XXII a royalty on KeyGene License Income of [*] of such KeyGene License Income.

General

7.13.	Royalties shall be payable within forty-five (45) days after the end of each calendar quarter in which royalties are earned under this Agreement and such royalty payments shall be accompanied with a specification of the Net Sales received by the paying Party and its Affiliates and License Income received by the paying Party and its Affiliates from licensees in such calendar quarter and a calculation of the royalties thus due to the other Party.

7.14.	If requested in writing by either Party, the other Party shall, and shall require that its Affiliates and licensees shall, at all reasonable times during normal business hours permit an independent certified public accountant to make an examination and audit of all records required to be kept pursuant to this Article 7, such examination and audit not to occur more than once each calendar year. Prompt adjustment shall be made for any errors disclosed by such examination. If said audit reveals underpayments to the Party performing the audit in excess of five percent (5%) of the payments made to it, then the under-paying Party will reimburse the auditing Party for all reasonable costs associated with such audit within ten (10) days of receipt of notice from the auditing Party setting forth such costs of the independent certified public accountant.

7.15.	Each Party will bear its own costs and expenses in connection with its activities under the Project(s), including costs for employees and material related to the Project(s).

7.16.	All amounts payable under this Agreement are non-refundable and non-creditable. All payments shall be net payments without deduction of any bank or transfer charges or withholding taxes.

7.17	All amounts payable under this Agreement are inclusive of value added tax and excise or sales taxes or levies, and shall be due within thirty (30) days of the date of the relevant invoice, effectively in the currency of the United States, without the right to set off or withholding payment, by remittance by electronic wire transfer of funds to a bank account as specified in the invoice or by payment by certified cheque.

7.17.1	Withholding taxes. If applicable laws, rules or regulations require the withholding of taxes with respect to any amounts payable under this Agreement, the applicable Party shall make such withholding payments and shall subtract the amount thereof from the payments due to the other Party. The withholding Party shall submit to the other Party appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. The withholding Party shall provide the other Party reasonable assistance in order to allow the other Party to obtain the benefit of any present or future treaty against double taxation which may apply to the payments due by the withholding Party to the other Party.

7.18	If a Party fails to make any payment due and payable under this Agreement by the due date for payment, then such Party shall pay monthly interest on the overdue amount at the rate of one percent (1%). Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount. Such Party shall pay the interest together with the overdue amount. After a year, interest due shall also bear interest at the rate of one percent (1%). Moreover, such Party will be charged with all any actual expenses of judicial and extra-judicial collection.

Article 8 – Ownership & IP Rights & Licenses

Background / Biological Material

8.1.	XXII shall own and retain ownership of the XXII Background including all intellectual property rights related thereto. KeyGene shall not receive any rights and licenses to use the XXII Background other than for the performance of the activities under a PAS and/or as agreed explicitly in this Agreement.

8.2.	KeyGene shall own and retain ownership of the KeyGene Background including all intellectual property rights related thereto. XXII shall not receive any rights and licenses to use the KeyGene Background other than for the performance of the activities under a PAS and/or as agreed explicitly in this Agreement, which includes the license by KeyGene to XXII of the KeyGene Background as provided in Section 8.6 of this Agreement.

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Foreground

8.3.	XXII shall exclusively own all the Results, including all intellectual property rights related thereto, unless otherwise mutually agreed to in writing in the PAS. For the sake of clarity, such ownership right includes the full power of disposal, derivation, propagation, sublicense and enforcement unless otherwise agreed in this Agreement or a PAS.

8.4.	KeyGene hereby assigns, transfers and conveys to XXII all right, title and interest in and to the Results. KeyGene shall execute and deliver to XXII such documents, instrument and other writings reasonably requested by XXII to vest all right, title and interest in the Results in XXII.

8.5.	KeyGene shall exclusively own all Residual Expertise, including all intellectual property rights related thereto. For the sake of clarity, such ownership right includes the full power of disposal, derivation, propagation, sublicense and enforcement.

8.6.	KeyGene hereby grants to XXII and its Affiliates a worldwide, non-exclusive, perpetual, royalty-free right and license, with the right to sublicense, license in the Field to the KeyGene Background and the Residual Expertise to the extent needed by XXII to protect the Results, to protect any intellectual property rights in the Results and/or to commercialize in the Field the Results, including without limitation any Project Technology Result. It is agreed that the Cannaibis Sativa L. protoplast regeneration protocol to be developed in the first Project will be a Project Technology Result.

8.7.	During the Exclusivity Period, XXII hereby grants to KeyGene and its Affiliates a worldwide and exclusive right and license, with the right to sublicense, to use, commercialize and apply the Results (including intellectual property rights related thereto) outside the Field (i.e. in crops or plant species other than hemp and cannabis) as it deems fit; provided, however, that KeyGene and its Affiliates shall not sublicense, use, commercialize, or apply, and shall have not right to sublicense, use, commercialize, or apply, the Results in tobacco. After the Exclusivity Period, XXII hereby grants to KeyGene and its Affiliates a worldwide and non-exclusive right and license, with the right to sublicense, to use, commercialize and apply the Results (including intellectual property rights related thereto) outside the Field (i.e. in crops or plant species other than hemp and cannabis) as it deems fit; provided, however, that KeyGene and its Affiliates shall not sublicense, use, commercialize, or apply, and shall have not right to sublicense, use, commercialize, or apply, the Results in tobacco.

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8.8.	Nothing else in this Agreement shall be construed as granting to the other Party any right and/or license with respect to Biological Material, XXII Background, KeyGene Background and/or Results, other than as explicitly stated in this Agreement.

Article 9 – Confidentiality

9.1.	XXII undertakes to hold all KeyGene Background, or any part thereof, and any information (including data, protocols and documents) related thereto, (hereinafter referred to as “KeyGene’s Confidential Information”), in strictest confidence and shall, therefore, not disclose KeyGene’s Confidential Information in whatever form, either in whole or in part, to a third party with the exception of Affiliates, which Affiliates shall be bound by the same confidentiality undertaking as XXII, nor make KeyGene’s Confidential Information publicly available, unless KeyGene has given its previous written consent thereto.

9.2.	KeyGene undertakes to hold all XXII Background, Biological Material and Results, or any part thereof, and any information (including data, protocols and documents) related thereto, (hereinafter referred to as “XXII’s Confidential Information”), in strictest confidence and shall, therefore, not disclose XXII’s Confidential Information in whatever form, either in whole or in part, to a third party with the exception of Affiliates, which Affiliates shall be bound by the same confidentiality undertaking as KeyGene, nor make XXII’s Confidential Information publicly available, unless XXII has given its previous written consent thereto.

9.3.	The confidentiality obligations set out in this Article 9 will remain in full force and effect (i) during the full term of this Agreement and for a period of ten (10) years after the date of termination or expiration. The confidentiality obligations will not be applicable to that part of the KeyGene’s Confidential Information or XXII’s Confidential Information where a Party is able to demonstrate by written records that:
(a)	it was already in the public domain at the time of supply by the disclosing Party or that it has become part of the public domain after the time of supply by the disclosing Party, otherwise than through breach or omission on the part of the receiving Party or any of its Affiliates; or

(b)	it was already in the possession of the receiving Party or any of its Affiliates at the time of supply by the disclosing Party as evidenced by tangible contemporaneous written records; or

(c)	it has been lawfully supplied to the receiving Party or any of its Affiliates by a third party, without such third party being under any confidentiality obligation; or

(d)	it is required to be disclosed, (i) by operation of law, statute, rule, regulation or by order of a court of competent jurisdiction or a government authority or relevant securities exchange having competent jursidiction, or, (ii) in connection with any notification, registration or authorization requirements related to the research, development, production and/or commercialization of products resulting from the use of the Results, or, (iii) in connection with any application for intellectual property rights covering results generated under this Agreement, provided the Party applying for such intellectual property rights owns such results and/or has the right under this Agreement to file an application to obtain intellectual property rights covering such results, provided that, to the extent it is legally permitted to do so, the disclosing Party gives the other Party as much advance notice of disclosure as possible in order to permit the other Party the opportunity to seek and obtain legal protections against such disclosure.

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9.4.	For the sake of clarity, the confidentiality obligations set out in this Article 9 shall not impede the exercise of the rights and licenses expressly granted to the Parties under this Agreement.

9.5.	Any proposals for Projects or Consultancy Services written by KeyGene shall also be considered KeyGene’s Confidential Information. Only after prior written approval by KeyGene may XXII share the information contained within such proposals with third parties.

9.6.	The Parties shall hold the terms of this Agreement and any PAS in strictest confidence and shall not disclose or allow the disclosure of the terms of this Agreement, any PAS, or any part thereof, to any third party or make the terms of this Agreement or any PAS publicly available unless the Parties have agreed otherwise or unless disclosure is required by law, rule or regulation, including but not limited to the securities laws of the United States and the rules and regulations of the U.S. Securities and Exchange Commission and/or the New York Stock Exchange American market.

Article 10 – Publications and Disclosure

10.1.	After signing of this Agreement, by mutual agreement of the Parties and on a mutually agreed date, the Parties may send out a mutually agreed press announcement about the existence of this Agreement between the Parties; provided, however that if XXII is required to disclose and/or file this Agreement sooner by applicable law, rule or regulation, then XXII shall be permitted to do so in a timely manner since XXII cannot be late in its required public filings as a public company. Any further press communication other than the agreed press announcement about the Agreement may only be done by either Party after prior written consent of the other Party.

10.2.	XXII shall not publish the Results without the prior written consent of KeyGene if KeyGene’s name is identified in such publication. XXII may publish or publicly disclose any of the Results without the prior written consent of KeyGene so long as KeyGene’s name is not identified in or is identifiable from such publication or disclosure.

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Article 11 – Disclaimers and Limitations of liability

11.1.	The Parties cannot guarantee and extend no warranties to each other that:
a.	any Results or Project Technology Results, including the desired Results or Project Technology Results as specified in the PAS(s), will be obtained by executing the Project and/or rendering the Consultancy Services; or

b.	the Results or Project Technology Results will not contain any immaterial errors and/or inaccuracies.

c.	the Results or Project Technology Results are suitable for the purpose for which the respective Parties wishes to use them or that the respective Parties will be able to use and/or apply the Results or Project Technology Results;

d.	the Results and Project Technology Results, the use and/or application thereof, and/or other acts in relation thereto, will not knowingly infringe any patent or any other intellectual property right or license of a third party.

11.2.	XXII shall in all cases be entirely and solely responsible and liable for XXII’s use and/or application of, and/or XXII’s other acts in relation to the Results. XXII will use the Results and Project Technology Results only in accordance with the applicable laws including, where applicable, good clinical practices, good manufacturing practices and personal data protection laws. KeyGene represents and warrants that it will use commercially reasonable efforts to ensure that all of its work, the Results and the Project Technology Results will be free from any material errors and inaccuracies and will not knowingly (without the obligation to perform a “freedom to operate” or similar search) infringe any patent or other intellectual property right or license of a third-party.

11.3.	Any recommendations, opinions or findings expressed by KeyGene employees during the Consultancy Services or stated in the Report are based on circumstances and facts as they existed at the time KeyGene performed such Consultancy Services or produced such Report. Any changes in such circumstances and facts upon which such Consultancy Services and/or Report are based may adversely affect any recommendations, opinions or findings contained in such Report, in which case KeyGene shall notify XXII in writing of such changes in a timely manner after KeyGene becomes aware of such changes.

11.4.	KeyGene shall in all cases be entirely and solely responsible and liable for KeyGene’s use and/or application of, and/or KeyGene’s other acts in relation to the Results. KeyGene will use the Results and Project Technology Results only in accordance with the applicable laws including, where applicable, good clinical practices, good manufacturing practices and personal data protection laws.

11.5.	Save for maliciously intentional or grossly negligent acts by the directors or officers of KeyGene, KeyGene, its shareholders, officers, directors, representatives and/or agents shall not be liable for any damage arising out of or in connection with the interpretation, use, inability to use and/or application of the Results and the Report by XXII, its Affiliates and licensees or arising out of or in connection with the infringement of third party intellectual property rights. In no circumstances shall KeyGene be liable for loss, damage, costs, or expenses of any nature whatsover incurred or suffered by the other Party or its Affiliates, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, that is (i) of an indirect, special or consequential nature or for (ii) any loss of profits, revenue, reputation, business opportunity, or goodwill. Nothing in this Agreement shall exclude any person's liability to the extent that it may not be so excluded under applicable law, including any liability for death or personal injury caused by that person's negligence, or liability for fraud or fraudulent representation. Save for maliciously intentional or grossly negligent acts by the directors or officers of XXII, XXII, its shareholders, officers, directors, representatives and/or agents shall not be liable for any damage arising out of or in connection with the interpretation, use, inability to use and/or application of the Biological Material, XXII Background and the Results by KeyGene, its Affiliates and licensees or arising out of or in connection with the infringement of third party intellectual property rights. In no circumstances shall XXII be liable for loss, damage, costs, or expenses of any nature whatsover incurred or suffered by the other Party or its Affiliates, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, that is (i) of an indirect, special or consequential nature or for (ii) any loss of profits, revenue, reputation, business opportunity, or goodwill. Nothing in this Agreement shall exclude any person's liability to the extent that it may not be so excluded under applicable law, including any liability for death or personal injury caused by that person's negligence, or liability for fraud or fraudulent representation.

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11.6.	XXII shall, subject to the limitations set forth in Section 11.5, indemnify, defend and hold harmless KeyGene and its Affiliates, and their respective directors, officers or representatives, if any, from and against all damages, losses, obligations, liabilities (including without limitation patent infringement and product liability), claims, actions or courses of action, encumbrances, costs and expenses, (including without limitation reasonable attorney’s fees), suffered, sustained, incurred or required to be paid arising out of, based upon, in connection with or as a result of:
(i)	XXII’s and/or its Affiliate’s use and/or application of, and/or other acts in relation to, any of the Biological Material, KeyGene Background, Results or Project Technology Results, and/or
(ii)	XXII’s and/or its Affiliate’s use of any data, products or materials developed or generated by making use of and/or applying the Biological Material, KeyGene Background, the Results or Project Technology Results or any part thereof, and/or
(iii)	Any negligent or intentional breach of this Agreement by XXII and/or its Affiliates.

11.7.	KeyGene shall, subject to the limitations set forth in Section 11.5, indemnify, defend and hold harmless XXII and its Affiliates, and their respective directors, officers or representatives, if any, from and against all damages, losses, obligations, liabilities (including without limitation patent infringement and product liability), claims, actions or courses of action, encumbrances, costs and expenses, (including without limitation reasonable attorney’s fees), suffered, sustained, incurred or required to be paid arising out of, based upon, in connection with or as a result of:
(i)	KeyGene and/or its Affiliate’s use and/or application of, and/or other acts in relation to, any of the Biological Material, XXII Background, the Results, the Project Technology Results, and/or
(ii)	KeyGene’s and/or its Affiliate’s use of any data, products or materials developed or generated by making use of and/or applying the Biological Material, XXII Background, the Results, or Project Technology Results or any part thereof, and/or
(iii)	Any negligent or intentional breach of this Agreement by KeyGene and/or its Affiliates.

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Article 12 – Term and Termination

12.1.	This Agreement will come into force and effect on the Effective Date and, other than provided below, will have a duration of five (5) Contract Years. Prior to the end of the fourth (4th) Contract Year, the Parties may by mutual agreement extend the Agreement for another two (2) Contract Years, in which event the Steering Committee shall come up with additional Projects.

12.2.	This Agreement may be terminated at any time upon mutual written consent of the Parties hereto.

12.3.	Each of the Parties is entitled to forthwith terminate this Agreement in writing, in the event that:
a.	the other Party has breached one or more of its material obligations under this Agreement and such breach is either not capable of being remedied (such as breach of confidentiality obligations) or, if capable of being remedied, is not remedied within thirty (30) days after the breaching Party has received written notification requesting such breach to be remedied; and/or

b.	the other Party is declared bankrupt or a petition for the bankruptcy or suspension of debt of this Party is filed or this Party passes a resolution or a court makes an order for its winding up (otherwise by way of solvent liquidation where the emergent company assumes its obligations); and/or the other Party suspends, threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of applicable bankruptcy or insolvency laws to which such Party is subject, or a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other Party, other than for the sole purpose of a scheme for a solvent amalgamation of that other Party with one or more other companies or the solvent reconstruction of the ther Party, or a court makes an order for its winding up.

Article 13 – Consequences of termination

13.1.	In the event a Project is terminated, the Agreement shall not be affected and shall remain in full force and effect.

13.2.	In the event the Agreement is terminated pursuant to Section 12.2, the Projects and/or Consultancy Services that have not yet finalized before the termination date of the Agreement shall remain in full force and effect until the delivery of the Report(s) of the Projects and payment of all sums due thereunder.

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13.3.	On termination of the Agreement, unless such things are needed by such Party to perform its obligations under a Project (and then only until such time), as soon as reasonably practical:

(a)	KeyGene shall return or destroy, as directed by XXII, any Biological Material; and

(b)	The Parties shall return all of the other Party’s equipment and materials. Until these are returned that Party shall be solely responsible for the safe-keeping.

13.4.	In the event the Agreement is terminated for cause pursuant to Section 12.3, the following consequences shall occur:

(a)	the Projects and the Consultancy Services shall immediately be terminated per the termination date of the Agreement; and

(b)	all sums that became due from XXII to KeyGene for Projects and Consultancy Services prior to the date of termination shall remain due and outstanding from XXII to KeyGene and shall be promptly paid thereafter by XXII to KeyGene; and

(c)	all sums that became due from KeyGene to XXII under this Agreement prior to the date of termination shall remain due and outstanding from KeyGene to XXII and shall be promptly paid thereafter by KeyGene to XXII.

(d)	KeyGene shall return or destroy, as directed by XXII, any Results.

13.5.	The rights and licenses granted under or pursuant to this Agreement shall continue notwithstanding any expiry or termination of this Agreement except that either Party is entitled to terminate such rights and licenses immediately in writing in the event that:

(a)	any material terms of such rights and licenses have been breached and such breach is either not capable of being remedied (such as breach of confidentiality obligations) or, if capable of being remedied, not remedied within thirty (30) days after the breaching Party has received written notification requesting such breach to be remedied; and/or

(b)	the other Party suspends, threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts, or a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other Party, other than for the sole purpose of a scheme for a solvent amalgamation of that other Party with one or more other companies or the solvent reconstruction of the other Party, or a court makes an order for its winding up.

13.6.	The provisions of this Agreement that by their nature are intended to survive termination or expiration shall survive termination or expiration of this Agreement, which shall include in any event Sections 6.4, 6.6 and 6.7 (Biological Material), Sections 7.5 - 7.20 (Milestones and Royalties and subject to the term provided in Section 13.7), Sections 8.1 - 8.8 (Ownership, IP Rights and, subject to Section 13.5, the licenses), Articles 9 (Confidentiality), 10 (Publication), 11 (Disclaimers and Limitations of Liability), 13 (Consequences of Termination), 14 (Notices), 15 (Governing Law and Dispute Resolution), Sections 16.1 (warranty), 16.3 (force majeure), 16.4 (assignment), 16.5 (severability), 16.7 (variation), 16.9 (rights and remedies), 16.10 (equitable rights), 16.11 (rights of third parties ) and 16.12 (entire agreement), as well as Article 1 (Definitions) to the extent the definitions are used in the surviving Articles, shall survive and remain in full force effect after the termination or expiration of this Agreement or of any specific Project and/or Consultancy Services hereunder.

13.7.	Notwithstanding any termination or expiration of this Agreement, the royalty payment, reporting and audit obligations of each Party to the other Party shall continue until the later of (i) expiration of the last to expire patents or plant variety rights included in the Results or (ii) fifteen (15) years from the Effective Date if no such patents or plant variety rights issue in the United States.

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Article 14 – Notices

14.1.	Any notice required to be given under this Agreement shall be deemed to be sufficiently given, only if sent by overnight international delivery service, or by email, with receipt confirmed, addressed to the Party to be notified at its address shown below, or at such other address and/or contact person as may later be furnished by either Party in writing to the notifying Party.

	If to KeyGene:	If to XXII:
Address	Keygene N.V. PO Box 216 6700 AE Wageningen The Netherlands	22nd Century Group, Inc. 8560 Main Street, Suite 4 Williamsville, New York 14221 United States of America
Attn.	Managing Director	President and Chief Executive Officer
Email

Article 15 – Governing law and dispute resolution

15.1.	This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, United States.

15.2.	These dispute resolution procedures shall be the exclusive means for resolution of disputes arising out of or relating to this Agreement, or its breach.

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15.3.	If a dispute arises out of or relates to this Agreement, or its breach, the disputing Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within thirty (30) days after delivery of the written notice, executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.

15.4.	If the dispute has not been resolved by negotiation within forty-five (45) days after delivery of the initial notice of negotiation, or if the Parties failed to meet within thirty (30) days after delivery, the Parties agree to attempt to resolve the dispute through mediation by a sole mediator selected by the Parties or, at any time at the option of a Party, to mediation under the ICC Mediation Rules.

15.5.	If not thus resolved, the Parties agree to submit the matter to settlement proceedings under the ICC ADR Rules. If the dispute has not been settled pursuant to the said Rules within forty-five (45) days following the filing of a Request for ADR or within such other period as the Parties may agree in writing, such dispute shall, upon the written request of either Party, be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules of Arbitration. The place of arbitration shall be New York, USA. The proceedings shall be conducted in the English language.

Article 16 – Miscellaneous

16.1.	Each Party represents and warrants:

(a)	that any and all of its Affiliates, to which any rights and licensed are granted hereunder, will properly and timely fulfill any and all of the obligations hereunder and any default or breach of any of the provisions of this Agreement by any Affiliate will be observed and construed as a breach or default of the concerning provision by the Party concerned; and

(b)	that it has full power and authority to carry out the actions contemplated under this Agreement.

16.2.	For the purposes of this Agreement, a Force Majeure Event shall mean an event, condition, or circumstances or its effect which:

(a)	is beyond the reasonable control of and occurs without fault or negligence on the part of the Party claiming it as a Force Majeure Event; and

(b)	causes a delay or disruption in the performance of any obligation under this Agreement despite all reasonable efforts of the Party claiming it as a Force Majeure Event to prevent it or mitigate its effects.

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16.3.	Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure result from any of the Force Majeure Event. In such circumstances the time for performance shall be extended by a period equivalent to the period which performance shall be delayed or failed to be performed. If the period of delay or non-performance caused by any of the Force Majeure Event continues for twelve (12) weeks the Party not affected may terminate this Agreement by giving thirty (30) days’ written notice to the affected Party. Upon termination thereof, neither party shall have any further claims against the other party in relation to any breach arising from a Force Majeure Event.

16.4.	A Party shall not be entitled to assign or transfer the rights and obligations of this Agreement, either in whole or in part, without the prior written consent of the other Party.

16.5.	Should any provision in this Agreement or any document related to it turn out to be invalid, illegal or unenforceable, it will not affect the validity or enforceability of this Agreement as far as the provisions other than the invalid provisions are concerned. In that event, the aim of the Parties shall be to replace the provision that is invalid by one that is valid and in line with the intention of the Parties upon entering into this Agreement.

16.6.	Any amendments or additions made to this Agreement shall only be valid and binding between the Parties if made in writing and executed by authorized signatories of both Parties.

16.7.	No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives). Any variation of this Agreement agreed by the Parties in accordance with this Section shall be deemed to apply to all future Projects entered after the date of such variation, but shall not apply to Projects already in force at that date unless such variation specifically so provides.

16.8.	Nothing in this Agreement shall give either Party any authority to act or make representations or commitments on behalf of the other Party or to create any contractual liability to a third party on behalf of the other Party, and nothing in this Agreement is intended to, or shall be deemed to, establish any partnership between any of the Parties.

16.9.	The rights and remedies provided in this Agreement are in addition to, and not exclusive of, any rights and remedies provided by law.

16.10.	Without prejudice to any other rights or remedies that a Party (“First Party”) may have, the other Party (“Other Party”) acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by the First Party. Accordingly, the First party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

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16.11.	A party which is not a party to this Agreement shall not have any rights under this Agreement to enforce any term of this Agreement.

16.12.	This Agreement comprises the entire agreement between the Parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them whether written or oral, relating to its subject matter.

16.13.	Headings are for convenience only.

*remainder of page intentionally left blank*

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in twofold by their duly authorized representatives.

Keygene N.V.		22nd Century Group, Inc.,

Name:	Dr. Arjen J. van Tunen	Name:	Henry Sicignano III
Title:	Managing Director	Title:	President & Chief Executive Officer
Date:		Date:

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ANNEX 1

Template PAS

Project Approval Sheet (PAS)

ANNEX 2

First Project PAS

Project Approval Sheet (PAS)

ANNEX 3

Milestones

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